June 29, 2005


Mail Stop 4561

By U.S. Mail and facsimile to (870) 802-5945

Mr. Dwayne Powell
President and Chief Executive Officer
Pocahontas Bancorp, Inc.
1700 E. Highland,
Jonesboro, Arkansas 72401

Re:	Pocahontas Bancorp, Inc.
	Form 10-K for the fiscal year ended September 30, 2004
	Filed December 29, 2004

Dear Mr. Powell:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


						John P. Nolan
      Accounting Branch Chief